Exhibit 99.1

For Immediate Release

Investor Relations Contact: Jane M. Forbes

404 728-2719 Voice

investor.relations@globalpay.com

Media Relations Contact: Phyllis McNeill

404 728-2661 Voice

phyllis.mcneill@globalpay.com

Global Payments Finalizes Acquisition of Majority Interest in MUZO

and Launches Payment Processing Operations in Europe

Atlanta, GA USA – February 20, 2004 – Global Payments Inc. (NYSE:GPN), a world leader in electronic transaction processing solutions, today obtained a majority interest in MUZO, a.s. and completed the acquisition announced in December 2003. MUZO is the largest indirect payment processor in the Czech Republic holding an approximate 50 percent market share.

Based in Prague, MUZO has served financial institutions since 1992 with a comprehensive package of payment services including credit and debit card transaction processing, sales, installation and servicing of ATM and POS terminals, as well as card issuing services (such as card database management and card personalization). MUZO has approximately 240 employees.

Global obtained ownership of 52.6 percent of the outstanding shares of MUZO from Komercní banka, a.s. (“KB”) for USD $34.7 million in cash. KB is one of the largest banks operating in the Czech Republic and will remain a key customer of MUZO, extending its payment services contracts as a condition of the transaction. Pursuant to Czech law, Global will announce a public tender offer within 60 days for the remaining shares of MUZO at approximately the same value per share as paid to KB.

“We are now prepared to expand our presence to the European payments market,” said Paul R. Garcia, chairman, president and CEO of Global Payments. “Going forward, we plan to target new customers and new regions throughout Europe, leveraging MUZO’s leading-edge technology platform and excellent management team. Additionally, we look forward to a long and successful relationship with KB, and the opportunity to work with Petr Sedlácek, the President of MUZO,” Garcia said.

“We are raising our fiscal 2004 annual revenue guidance of $588 million to $608 million to a range of $597 million to $617 million, reflecting growth of 16 percent to 20 percent versus $516 million in fiscal 2003. In addition, we are raising our fiscal 2004 annual diluted earnings

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per share guidance of $l.65 to $1.72 to a range of $1.66 to $1.73, reflecting growth of 16 percent to 21 percent versus prior year results of $l.43 per share, excluding restructuring charges. We are also anticipating an operating income margin of 19.0 percent to 19.5 percent in fiscal 2004,” Garcia said. This guidance excludes the impact of restructuring charges and future acquisitions, and it assumes that Global will record minority interest expense for the remaining 47.4 percent share of MUZO that it does not currently own.1

During calendar 2003, MUZO processed approximately 70 million ATM transactions and 50 million point of sale (POS) transactions. As of December 31, 2003, MUZO had approximately 1,360 ATMs, 21,000 merchant POS terminals, and 3.3 million payment cards connected to its authorization systems. In 2004, the Czech Republic is expected to enter into the European Union, which should open the door for further expansion of its market base.

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for consumers, merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Latin America and Europe. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, check guarantee, check verification and recovery, as well as terminal management and money transfer services. For additional information about the company and its services, visit www.globalpaymentsinc.com.

1 The fiscal 2003 diluted earnings per share of $1.41 on a GAAP basis reflects restructuring charges of $0.8 million, net of tax, or $0.02 diluted earnings per share. Restructuring charges through the six month period ended November 30, 2003 were $2.9 million, net of tax, or $0.07 diluted earnings per share. We anticipate to incur additional restructuring charges during the balance of fiscal 2004, relating to the activities announced in our fourth quarter of fiscal 2003.

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Some of the statements included in this press release and comments made by management, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results to differ materially from the estimates provided are the following: our ability to successfully complete the mandatory follow on tender offer; potential integration issues following the acquisition, including the loss of any of MUZO’s customers and suppliers; our ability to operate the business with the same success as the previous owners; and other risk factors identified from time to time in our SEC reports, including, but not limited to, our report on Form 10-Q for the quarter ended November 30, 2003.